EXHIBIT 99.1

Marlin Business Services Corp. Reports Second Quarter 2014 Earnings and a 13.6% Increase of Its Cash Dividend to $0.125 per Share

Second Quarter Highlights:

  Net income of $4.9 million, up 10% year-over-year
  Origination volume increased 20% over the first quarter of 2014
  Return on average equity of 11.88% for the second quarter compared to 9.98% for the second quarter of 2013
  Risk adjusted net interest and fee margin of 11.24% for the quarter
  $532 million of insured deposits, up 15% year-over-year
  Strong capital position, equity to assets ratio of 22.9%

MOUNT LAUREL, N.J., July 29, 2014 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (Nasdaq:MRLN) today reported second quarter 2014 net income of $4.9 million, or $0.38 per diluted share, compared to $4.5 million and $0.34 per share for second quarter 2013.

"New asset originations were up 20% this quarter," said Daniel P. Dyer, Co-Founder and Chief Executive Officer. "Our focus and attentiveness to delivering value to our customers, along with our disciplined operating approach, remain core elements to our profitable growth strategy. Favorable operating results and our confident outlook for the future led to the announced dividend increase to $0.125 per share this quarter," says Dyer.

Origination volume was $88.9 million, compared to $74.0 million for the quarter ended March 31, 2014, representing an increase of 20% over the first quarter of 2014. The yield on new originations for the quarter was 11.35% an increase of 8 basis points over the first quarter of 2014.

Net interest and fee margin of 12.66% is down 39 basis points from the first quarter of 2014 and is down 70 basis points from the second quarter of 2013. The reduction from first quarter 2014 was driven by fee income and interest income. Fee income as a percentage of average total finance receivables is 2.30% for the quarter ended June 2014 compared to 2.50% in the first quarter of 2014 and 2.38% a year ago and is due to lower late fee billings. Interest income as a percentage of average finance receivables is 11.17% for the second quarter ended June 2014 compared to 11.35% in the first quarter of 2014 and 11.86% a year ago. The decrease in interest income is primarily due to the competitive low interest rate environment and its impact on origination yields in 2014.

The Company's cost of funds remained stable at 81 basis points, compared to 80 basis points for the first quarter of 2014, and improved 7 basis points from the second quarter of 2013. The improvement resulted from the Company's use of lower-cost insured deposits issued by the Company's subsidiary, Marlin Business Bank, its primary funding source.

The allowance for credit losses as a percentage of total finance receivables was 1.26% at June 30, 2014, and represents 218% of total 60+ day delinquencies.

Finance receivables over 30 days delinquent were 0.79% of the Company's lease portfolio as of June 30, 2014, 6 basis points lower than the first quarter of 2014 and 16 basis points lower than second quarter 2013. Finance receivables over 60 days delinquent were 0.51% of the Company's lease portfolio as of June 30, 2014, versus 0.50% at March 31, 2014.

Second quarter net charge-offs were 1.71% of total finance receivables up slightly from 1.38% of total finance receivables for the first quarter ended March 31, 2014 and 1.55% a year ago.

The Company's efficiency ratio was 50% for the quarter ended June 30, 2014 compared to 54% for the quarter ended March 31, 2014 and 53% for the quarter ended June 30, 2013.

The Company's consolidated equity to assets ratio is 22.9%. Our risk based capital ratio is 27.01%, which is well above regulatory requirements.

In conjunction with this release, static pool loss statistics and a vintage delinquency analysis have been updated as supplemental information on the Investor Relations section of the Company's website at www.marlinfinance.com.

The Board of Directors of Marlin Business Services Corp. today declared a $0.125 per share quarterly dividend, a 13.6% increase over the prior quarter. The dividend is payable August 21, 2014, to shareholders of record on August 11, 2014. Based on the closing stock price on July 28, 2014, the annualized dividend yield on the Company's common stock is 2.70%.

Conference Call and Webcast

We will host a conference call on Wednesday, July 30, 2014 at 9:00 a.m. ET to discuss the Company's second quarter 2014 results. If you wish to participate, please call 877-312-5414 approximately 10 minutes in advance of the call time. The conference ID will be: "Marlin." The call will also be webcast on the Investor Relations page of the Company's website, www.marlinfinance.com. An audio replay will also be available on the Investor Relations section of Marlin's website for approximately 45 days.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of innovative equipment financing solutions for small and mid-size businesses. Since its inception in 1997, Marlin has financed a wide array of commercial equipment and software for a quarter of a million business customers. Marlin's mission is to offer convenient and cost-effective financing products while providing the highest level of customer service. Marlin is publicly traded (Nasdaq:MRLN) and owns and operates a federally regulated commercial bank, Marlin Business Bank. For more information, visit www.marlincorp.com or call toll free at (888) 479-9111.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend" and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2014	2013

	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$ 3,382	$ 3,534
Interest-earning deposits with banks	95,230	82,119
Total cash and cash equivalents	98,612	85,653
Restricted interest-earning deposits with banks	963	1,273
Securities available for sale (amortized cost of $5.8 million and $5.8 million at June 30, 2014 and December 31, 2013, respectively)	5,634	5,387
Net investment in leases and loans	615,132	597,075
Property and equipment, net	2,447	2,265
Property tax receivables	4,834	377
Other assets	8,623	10,177
Total assets	$ 736,245	$ 702,207

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$ 531,930	$ 503,038
Other liabilities:
Sales and property taxes payable	7,082	4,035
Accounts payable and accrued expenses	11,229	14,220
Net deferred income tax liability	17,702	17,876
Total liabilities	567,943	539,169

Stockholders' equity:
Common Stock, $0.01 par value; 75,000,000 shares authorized; 12,922,422 and 12,994,758 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	129	130
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Additional paid-in capital	90,117	91,730
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive (loss)	(106)	(257)
Retained earnings	78,164	71,437
Total stockholders' equity	168,302	163,038
Total liabilities and stockholders' equity	$ 736,245	$ 702,207

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

	(Dollars in thousands, except per-share data)

Interest income	$ 16,740	$ 15,732	$ 33,477	$ 30,789
Fee income	3,450	3,148	7,135	6,323
Interest and fee income	20,190	18,880	40,612	37,112
Interest expense	1,216	1,166	2,397	2,422
Net interest and fee income	18,974	17,714	38,215	34,690
Provision for credit losses	2,124	1,893	3,856	4,057
Net interest and fee income after provision for credit losses	16,850	15,821	34,359	30,633

Other income:
Insurance income	1,338	1,246	2,655	2,386
Loss on derivatives	—	(2)	—	(2)
Other income	394	400	776	814
Other income	1,732	1,644	3,431	3,198
Other expense:
Salaries and benefits	6,463	6,355	13,649	12,942
General and administrative	3,969	3,900	8,158	7,443
Financing related costs	293	274	583	513
Other expense	10,725	10,529	22,390	20,898
Income before income taxes	7,857	6,936	15,400	12,933
Income tax expense	2,921	2,469	5,821	4,815
Net income	$ 4,936	$ 4,467	$ 9,579	$ 8,118

Basic earnings per share	$ 0.38	$ 0.35	$ 0.74	$ 0.63
Diluted earnings per share	$ 0.38	$ 0.34	$ 0.74	$ 0.63

Cash dividends declared and paid per share	$ 0.11	$ 0.10	$ 0.22	$ 0.20

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	6/30/2013	9/30/2013	12/31/2013	3/31/2014	6/30/2014

Net Income:
Net Income	$4,467	$4,687	$3,426	$4,643	$4,936

Annualized Performance Measures:
Return on Average Assets	2.74%	2.73%	1.98%	2.58%	2.69%
Return on Average Stockholders' Equity	9.98%	10.32%	8.46%	11.31%	11.88%

EPS Data:
Net Income Allocated to Common Stock	$4,292	$4,537	$3,294	$4,485	$4,821
Number of Shares - Basic	12,365,622	12,429,065	12,493,370	12,546,680	12,582,313
Basic Earnings per Share	$0.35	$0.37	$0.26	$0.36	$0.38

Number of Shares - Diluted	12,461,892	12,516,186	12,560,018	12,612,997	12,635,520
Diluted Earnings per Share	$0.34	$0.36	$0.26	$0.36	$0.38

Cash Dividends Declared per share	$0.10	$2.11	$0.11	$0.11	$0.11

New Asset Production:
# of Sales Reps	121	115	124	117	117
# of Leases	6,931	6,223	6,265	5,385	6,423
Leased Equipment Volume	$91,448	$86,146	$90,923	$73,995	$88,928

Approval Percentage	67%	65%	67%	65%	67%

Average Monthly Sources	1,247	1,146	1,166	1,001	1,197

Implicit Yield on New Leases	12.34%	11.86%	11.65%	11.27%	11.35%

Net Interest and Fee Margin:
Interest Income Yield	11.86%	11.73%	11.57%	11.35%	11.17%
Fee Income Yield	2.38%	2.46%	2.55%	2.50%	2.30%
Interest and Fee Income Yield	14.24%	14.19%	14.12%	13.85%	13.47%
Cost of Funds	0.88%	0.75%	0.76%	0.80%	0.81%
Net Interest and Fee Margin	13.36%	13.44%	13.36%	13.05%	12.66%

Average Total Finance Receivables	$530,463	$555,422	$574,132	$589,922	$599,413
Average Net Investment in Leases	$529,910	$554,783	$573,334	$588,729	$598,143

End of Period Net Investment in Leases	$555,701	$575,718	$596,121	$599,307	$613,856

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	0.95%	0.83%	1.08%	0.85%	0.79%
30+ Days Past Due Delinquencies	$6,033	$5,472	$7,411	$5,815	$5,491

60+ Days Past Due Delinquencies	0.50%	0.45%	0.47%	0.50%	0.51%
60+ Days Past Due Delinquencies	$3,179	$2,941	$3,204	$3,404	$3,544

Net Charge-offs - Total Finance Receivables	$2,058	$2,147	$1,865	$2,040	$2,558
% on Average Total Finance Receivables
Annualized	1.55%	1.55%	1.30%	1.38%	1.71%

Allowance for Credit Losses	$6,919	$7,075	$8,467	$8,159	$7,725
% of 60+ Delinquencies	217.65%	240.56%	264.26%	239.69%	217.97%

90+ Day Delinquencies (Non-earning total finance receivables)	$1,610	$1,697	$1,665	$1,686	$1,903

Expense Ratios:
Salaries and Benefits Expense	$6,355	$6,601	$8,137	$7,186	$6,463
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.79%	4.75%	5.67%	4.87%	4.31%

Total personnel end of quarter	281	275	285	283	279

General and Administrative Expense	$3,900	$3,475	$3,807	$4,189	$3,969
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.94%	2.50%	2.65%	2.84%	2.65%

Efficiency Ratio	52.97%	49.80%	56.85%	54.32%	50.38%

Balance Sheet:

Assets
Investment in Leases and Loans	$553,296	$573,325	$595,253	$598,590	$612,722
Initial Direct Costs and Fees	9,932	10,127	10,289	10,085	10,135
Reserve for Credit Losses	(6,919)	(7,075)	(8,467)	(8,159)	(7,725)
Net Investment in Leases and Loans	$556,309	$576,377	$597,075	$600,516	$615,132
Cash and Cash Equivalents	85,830	75,817	85,653	118,595	98,612
Restricted Cash	1,786	1,600	1,273	1,190	963
Other Assets	35,614	19,357	18,206	20,735	21,538
Total Assets	$679,539	$673,151	$702,207	$741,036	$736,245

Liabilities
Deposits	461,516	477,423	503,038	538,209	531,930
Total Debt	$1,021	$0	$0	$0	$0
Other Liabilities	35,727	35,749	36,131	36,676	36,013
Total Liabilities	$498,264	$513,172	$539,169	$574,885	$567,943

Stockholders' Equity
Common Stock	$129	$130	$130	$129	$129
Paid-in Capital, net	89,161	90,608	91,728	91,567	90,115
Other Comprehensive Income (Loss)	(152)	(198)	(257)	(191)	(106)
Retained Earnings	92,137	69,439	71,437	74,646	78,164
Total Stockholders' Equity	$181,275	$159,979	$163,038	$166,151	$168,302

Total Liabilities and Stockholders' Equity	$679,539	$673,151	$702,207	$741,036	$736,245

Capital and Leverage:
Equity	$181,275	$159,979	$163,038	$166,151	$168,302
Debt to Equity	2.55	2.98	3.09	3.24	3.16
Equity to Assets	26.68%	23.77%	23.22%	22.42%	22.86%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	27.67%	23.20%	23.46%	22.94%	22.81%
Tier 1 Risk-based Capital	29.73%	26.27%	25.90%	26.07%	25.83%
Total Risk-based Capital	30.86%	27.43%	27.15%	27.32%	27.01%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.
CONTACT: Lynne Wilson
         888 479 9111 Ext. 4108
         lwilson@marlinleasing.com